Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-229103) of MPT Operating Partnership, L.P. of our report dated June 28, 2019, (except for Recently Issued or Adopted Accounting Pronouncements included in Note 2, as to which the date is August 5, 2019) with respect to the consolidated financial statements of Steward Health Care System LLC incorporated by reference in this Annual Report (Form 10-K/A) of MPT Operating Partnership, L.P. for the year end December 31, 2018.

/s/ Ernst and Young LLP

Dallas, Texas

August 5, 2019